Exhibit 4.6

REGISTRATION RIGHTS AGREEMENT

AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) dated as of July 23, 2003 by and among Universal Access Global Holdings Inc., a Delaware corporation (the “Company”), CityNet Telecommunications, Inc. (together with its successors and assigns, “CityNet”) and each party that executes a Joinder Agreement in the form of Exhibit A hereto (each a “Joinder Party” and all Joinder Parties, together with CityNet, individually, for so long as it holds securities of the Company, a “Stockholder” and, collectively, the “Stockholders”).

WITNESSETH

WHEREAS, the Company and CityNet have entered into that certain Stock Purchase Agreement (the “Purchase Agreement”), dated as of April 7, 2003, pursuant to which, among other things, which CityNet has agreed to purchase certain shares (the “Shares”) of Common Stock (as defined below); and

WHEREAS, as a condition to its purchase of the Shares, CityNet has required that the Company enter into this Agreement which grants the Stockholders certain rights to have their Registrable Shares (as defined below) registered under the United States Securities Act of 1933, as amended (the “Securities Act”).

NOW, THEREFORE, in consideration of the promises and the mutual covenants and obligations hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1                                   DEFINITIONS.

As used herein, each of the following terms shall have the meaning set forth or referred to below:

“Affiliate” of any Person (hereinafter “first Person”) shall mean (i) any other Person who, directly or indirectly, is in Control of, is Controlled by or is under common Control with such first Person; (ii) any Person who is a director or executive officer (as defined in Rule 3b-7 promulgated under the Exchange Act) of such first Person or any Person described in clause (i) above; or (iii) any Person who is an Immediate Family Member of any Person described in clause (ii) above.

“Agreement” shall have the meaning set forth in the first paragraph of this Agreement.

“Business Day” shall mean any day that is not a Saturday, Sunday or legal holiday on which banking institutions in the State of New York are authorized or obligated to close.

“CityNet” shall have the meaning set forth in the first paragraph of this Agreement.

“Common Stock” shall mean common shares (of any class or series), nominal value $0.01 per share, of the Company, and any stock into which such Common Stock shall have been changed or any stock resulting from any reclassification of such Common Stock.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Delay Period” shall have the meaning set forth in Section 2.1(d) of this Agreement.

“Demand Notice” shall have the meaning set forth in Section 2.1(a) of this Agreement.

“Demand Registration” shall have the meaning set forth in Section 2.1(a) of this Agreement.

“Demanding Holders” shall have the meaning set forth in Section 2.1(a) of this Agreement.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

“Exempted Registration” shall have the meaning set forth in Section 2.2(a) of this Agreement.

“Hold Back Period” shall have the meaning set forth in Section 2.3(a) of this Agreement.

“Immediate Family Member” shall mean a Person’s spouse, parent or lineal descendant (whether by blood or adoption) or a trust primarily for the benefit of any of the foregoing.

“Inspectors” shall have the meaning set forth in Section 2.4(j) of this Agreement.

“Interruption Period” shall have the meaning set forth in Section 2.4(k) of this Agreement.

“Losses” shall have the meaning set forth in Section 3.1 of this Agreement.

“NASD” shall mean the National Association of Securities Dealers, Inc., or any successor thereof.

“Person” shall mean any natural person, corporation, limited partnership, limited liability company, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization whether or not a legal entity, and any government or agency or political subdivision thereof.

“Piggyback Registration” shall have the meaning set forth in Section 2.2(a) of this Agreement.

“Proposing Holders” shall have the meaning set forth in Section 2.2(b) of this Agreement.

“Prospectus” shall mean the prospectus included in any Registration Statement (including a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Shares covered by such Registration Statement and all other amendments and supplements to such prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

“Purchase Agreement” shall have the meaning set forth in the recitals of this Agreement.

“Records” shall have the meaning set forth in Section 2.4(j) of this Agreement.

“Registrable Shares” shall mean (i) any shares of Common Stock held by the Stockholder, including, but not limited to, any shares of Common Stock issued or issuable upon conversion of shares of preferred stock of the Company, (ii) any shares of Common Stock issuable to a Stockholder upon the exercise or conversion of any security or instrument granting such Stockholder the right to purchase shares of Common Stock, and (iii) any other securities issued and issuable with respect to any such shares described in clause (i) or (ii) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, sale of assets or other reorganization (it being understood that, for purposes of this Agreement, a Person shall be deemed to be a holder of Registrable Shares whenever such Person has the right to acquire or obtain from the Company any Registrable Shares, whether or not such acquisition has actually been effected), provided, however, that shares of Common Stock shall cease to be Registrable Shares at the time that (i) such shares have been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (ii) such shares have been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions and restrictive legends with respect to such shares are removed upon the consummation of such sale and the seller and purchaser of such shares shall have received an opinion of counsel for the Company, which shall be in form and content reasonably satisfactory to the seller and purchaser and their respective counsel, to the effect that such shares of Common Stock in the hands of the purchaser are freely transferable without restriction or registration under the Securities Act in any public or private transaction.

“Registration” shall mean registration under the Securities Act of an offering of Registrable Shares pursuant to a Demand Registration or a Piggyback Registration.

“Registration Statement” shall mean any registration statement of the Company under the Securities Act that covers any of the Registrable Shares pursuant to the provisions of this Agreement, including the related Prospectus, all amendments and supplements to such registration statement (including pre- and post-effective amendments), all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“SEC” shall mean the United States Securities and Exchange Commission, or any successor thereof.

“Securities Act” shall have the meaning set forth in the recitals of this Agreement.

“Shares” shall have the meaning set forth in the recitals to this Agreement.

“Stockholder” and “Stockholders” shall have the meanings set forth in the first paragraph of this Agreement.

“underwritten registration or underwritten offering” shall mean a registration under the Securities Act in which securities of the Company are sold to an underwriter for reoffering to the public.

Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.  The word “or” is not exclusive and the word “including” means “including without limitation.”  Unless otherwise specified, all accounting terms used in this Agreement shall be interpreted in accordance with generally accepted accounting principles in the United States as in effect from time to time, applied on a consistent basis.

SECTION 2                                   REGISTRATION RIGHTS AND PROCEDURE.

2.1.                              Demand Registration.

(a)                                  At any time, and from time to time, Stockholders holding not less than 25% of the Registrable Shares, shall have the right, by written notice (the “Demand Notice”) given to the Company, to request the Company to register under and in accordance with the provisions of the Securities Act all or any portion of the Registrable Shares held by such Stockholders (the “Demanding Holders”) the expected gross proceeds of which (based upon the price per share to be set forth in the Prospectus relating to such Registration) shall exceed $1 million, as designated by such Stockholders (a “Demand Registration”).  Upon receipt of any such Demand Notice, the Company shall promptly, but in no event more than five Business Days after receipt thereof, notify each other Stockholder of the receipt of such Demand Notice and, subject to the limitations set forth below, shall include in the proposed registration all Registrable Shares with respect to which the Company has received a written request for inclusion therein within 15 Business Days after delivery of the Company’s notice.  In connection with any

Demand Registration in which more than one Stockholder participates, in the event that such Demand Registration involves an underwritten offering and the managing underwriter or underwriters participating in such offering advise in writing the Stockholders participating in such offering that the total amount of securities to be included in such offering exceeds the amount that can be sold in (or during the time of) such offering without delaying or jeopardizing the success of such offering (including the price per share of the securities to be sold), then the total number or amount of securities to be included in such underwritten offering shall be reduced to a number deemed satisfactory by such managing underwriter or underwriters, provided, that the securities to be excluded shall be determined in the following sequence:  (i) first, securities proposed by the Company to be sold for its own account and securities held by holders of securities of the Company other than Registrable Shares requesting and legally entitled to include such securities in such registration, on a pro rata basis (based upon the number or amount of securities requested (or proposed) to be registered by each such holder and the Company); (ii) second, securities held by holders of Registrable Shares other than Demanding Holders, on a pro rata basis (based upon the number of Registrable Shares beneficially held by each such holder); and (iii) third, securities held by Demanding Holders, on a pro rata basis (based upon the number of Registrable Shares beneficially held .  The holders of Registrable Shares shall be entitled to an aggregate of three Demand Registrations on Form S-1 or Form S-2 (or any similar or successor forms thereto) and an unlimited number (but no more than one in any six month period) of Demand Registrations on Form S-3 (or any similar or successor forms thereto), to the extent the Company meets the requirement for the use thereof,) pursuant to this Section 2.1; provided, that any Demand Registration that (x) does not become effective, (y) is not maintained for the time period required in accordance with Section 2.1(c) hereof, or (z) pursuant to which the Demanding Holders do not register at least 51% of the Registrable Shares specified in a Demand Notice, shall not count as one of such Demand Registrations.

(b)                                 The Company shall use its best efforts to qualify and remain qualified to register securities on Form S-3) (or any similar orsuccessor forms thereto).

(c)                                  Subject to Section 2.1(d), the Company shall file with the SEC, as soon as practicable, but in no event more than 45 days after the date on which the Company receives a Demand Notice given by Demanding Holders in accordance with Section 2.1(a) hereof, and the Company shall thereafter cause to be declared effective as promptly as practicable, a Registration Statement on the appropriate form for the registration and sale, in accordance with the intended method or methods of distribution, of the total number of Registrable Shares specified by the Demanding Holders in such Demand Notice together with any other Registrable Shares with respect to which the Company has received a written request for inclusion in accordance with Section 2.1(a) hereof, subject to reduction as set forth in Section 2.1(a) hereof.

(d)                                 The Company shall use best efforts to keep each Registration Statement filed pursuant to this Section 2.1 continuously effective and usable for the resale of the Registrable Shares covered thereby for a period of 180 days from the date on which the SEC declares such Registration Statement effective, as such period may be extended pursuant to this Section 2.1, or if shorter, until all the Registrable Shares covered by such Registration Statement have been sold pursuant to such Registration Statement.

(e)                                  The Company shall be entitled to postpone the filing of any Registration Statement otherwise required to be prepared and filed by the Company pursuant to this Section 2.1, or suspend the use of any effective Registration Statement under this Section 2.1, for a reasonable period of time which shall be as short as practicable, but in any event not in excess of 90 days (a “Delay Period”), if the Company determines in good faith that the registration and distribution of the Registrable Shares covered or to be covered by such Registration Statement would materially interfere with any pending or imminent material financing, acquisition, disposition or corporate reorganization or other material corporate development involving the Company or any of its subsidiaries or would require premature disclosure thereof and promptly gives the Demanding Holders written notice of such determination, containing a statement of the reasons for such postponement and an approximation of the period of the anticipated delay; provided, however, that (i) the aggregate number of days included in all Delay Periods during any consecutive 12 months shall not exceed the aggregate of (x) 90 days minus (y) the number of days occurring during all Hold Back Periods and Interruption Periods during such consecutive 12 months and (ii) a period of at least 60 days shall elapse between the termination of any Delay Period, Hold Back Period or Interruption Period and the commencement of the immediately succeeding Delay Period.  If the Company shall so postpone the filing of a Registration Statement, the holders of Registrable Shares to be registered shall have the right to withdraw the request for registration by giving written notice to the Company within 30 days after receipt of the notice of postponement or, if earlier, the termination of such Delay Period.  The time period for which the Company is required to maintain the effectiveness of any Registration Statement shall be extended by the aggregate number of days of all Delay Periods, all Hold Back Periods and all Interruption Periods occurring during such Registration.  The Company shall not be entitled to initiate a Delay Period unless it shall (A) to the extent permitted by agreements with other securityholders of the Company, concurrently prohibit sales by such other securityholders under registration statements covering securities held by such other security holders and (B) in accordance with the Company’s policies from time to time in effect, forbid purchases and sales in the open market by senior executives of the Company.

(f)                                    The Demanding Holders may, at any time prior to the effective date of the Registration Statement relating to a Demand Registration, revoke such request by providing a written notice to the Company revoking such request.  However, if such revocation is made after filing of a Registration Statement with the SEC, then, for all such revocations after the second such revocation, the registration will be deemed to have been completed for purposes of being counted against the quota of Demand Registrations to which the Demanding Holders are entitled pursuant to this Agreement.

(g)                                 The Company shall not include any securities that are not Registrable Shares in any Registration Statement filed pursuant to this Section 2.1 without the prior written consent of Stockholders holding a majority of the Registrable Shares to be included in the offering covered by such Registration Statement.

2.2.                              Piggyback Registration.

(a)                                  If at any time the Company proposes to file a registration statement under the Securities Act with respect to a public offering of Shares for its own account or for the account of any holder of Common Stock (other than a registration statement (i) on Form S-8 (or any similar or successor form thereto), (ii) filed solely in connection with a dividend reinvestment plan or employee benefit plan covering officers or directors of the Company or its Affiliates or (iii) on Form S-4 (or any similar or successor form thereto) in connection with a merger, acquisition, exchange offer or similar corporate transaction (each of the foregoing, an “Exempted Registration”)), then the Company shall give written notice of such proposed filing to the Stockholders at least 30 days before the anticipated filing date.  Such notice shall offer the Stockholders the opportunity to register such amount of Registrable Shares as they may request (a “Piggyback Registration”).  Subject to Section 2.2(b) hereof, the Company shall include in each such Piggyback Registration all Registrable Shares with respect to which the Company has received written requests for inclusion therein within 20 days after such notice has been given to the Stockholders.  Each Stockholder shall be permitted to withdraw all or any portion of the Registrable Shares of such Stockholder from a Piggyback Registration at any time prior to the effective date of such Piggyback Registration.

(b)                                 The Company shall permit the Stockholders to include all such Registrable Shares on the same terms and conditions as any similar securities, if any, of the Company included therein.  Notwithstanding the foregoing, in the event that any Piggyback Registration involves an underwritten offering and the managing underwriter or underwriters participating in such offering advise in writing the Stockholders requesting registration that the total amount of securities requested to be included in such Piggyback Registration exceeds the amount which can be sold in (or during the time of) such offering without delaying or jeopardizing the success of the offering (including the price per share of the securities to be sold), then the amount of securities to be offered for the account of the Company and of any holder of securities (including the Stockholders) shall be reduced to a number deemed satisfactory by such managing underwriter or underwriters, provided, that the securities to be excluded shall be determined in the following sequence:

(i)                                     in the event the offering was proposed by or for the account of holders of securities of the Company (the “Proposing Holders”): (A) first, securities proposed to be offered for the account of the Company; (B) second, securities requested to be registered by holders of securities of the Company other than the Proposing Holders or holders of Registrable Shares, on a pro rata basis (based upon the number of shares of Common Stock beneficially held by each such holder); (C) third, securities held by holders of Registrable Shares, on a pro rata basis (based upon the number  of Registrable Shares beneficially held by each such holder); and (D) fourth, securities held by the Proposing Holders, on a pro rata basis (based upon the number or of shares of Common Stock beneficially held by each such holder); and

(ii)                                  in the event the offering was proposed by or for the account of the Company: (A) first, securities held by holders of securities of the Company other than holders of Registrable Shares, on a pro rata basis (based upon the number  of shares of Common Stock beneficially held by each such holder); (B) second, securities held by holders of Registrable Shares on a pro rata basis (based upon the number of Registrable Shares beneficially held by each such holder); and (C) third, securities proposed to be offered for the account of the Company.

(c)                                  Nothing in this Agreement shall create any liability on the part of the Company to the Stockholders if the Company in its sole discretion should decide not to file a Registration Statement proposed to be filed pursuant to Section 2.2(a) hereof or to withdraw such Registration Statement subsequent to its filing, regardless of any action whatsoever that a Stockholder may have taken, whether as a result of the issuance by the Company of any notice hereunder or otherwise.

2.3.                              Holdback Agreement.

(a)                                  If (x) the Company shall file a Registration Statement (other than an Exempted Registration) with respect to an underwritten public offering of Common Stock or similar securities or securities convertible into, or exchangeable or exercisable for, such securities and (y) with reasonable prior notice, the managing underwriter or underwriters advise the Company in writing (in which case the Company shall notify the Stockholders with a copy of such underwriter’s notice) that a sale or distribution of Registrable Shares would materially adversely affect such offering, then, to the extent not inconsistent with applicable law, unless such managing underwriter or underwriters otherwise agree, no Stockholder shall, directly or indirectly, sell, offer, contract or grant any option to sell (including, without limitation, in connection with any short sale), pledge, transfer (other than to Affiliates), establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of any Registrable Shares held by it (except as part of such underwritten public offering) during the period beginning 7 days prior to the effective date of such Registration Statement and continuing until the earlier of (A) the abandonment of such offering and (B) 90 days (or such shorter period of time as is sufficient and appropriate in the opinion of the managing underwriter or underwriters in order to complete the sale and distribution of securities included in such registration) after the effective date of such Registration Statement (each such period, a “Hold Back Period”); provided, that no Stockholder shall be subject to the restrictions contained in this Section 2.3(a) unless each officer and director of the Company regardless of the number of shares of Common Stock then owned by such officer or director and each beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of at least 5% of the issued and outstanding shares of Common Stock also agree to be bound by such restrictions; and provided further, that the provision of this Section 2.3(a) shall not be applicable to any Stockholder that beneficially owns less than 3% of the outstanding Common Stock of the Company (assuming conversion of all convertible securities of the Company beneficially owned by such Stockholder) if such Stockholder is not at such time an Affiliate of the Company or any of its directors and does not at such time have the power (through operation of special voting rights, ownership of a class of securities or by agreement) to designate or select one or more members of the Board of Directors of the Company.

(b)                                 If (x) the Company shall file a Registration Statement in connection with an underwritten offering made pursuant to a Demand Registration or that involves a Piggyback Registration (other than an Exempted Registration) with respect to an underwritten public offering of Common Stock and (y) with reasonable prior notice, the managing underwriter or underwriters advise the Company in writing (in which case the Company shall notify the Stockholders with a copy of such underwriter’s notice) that a sale or distribution of securities of the Company would materially adversely affect such offering, then, to the extent not inconsistent with applicable law, unless such managing underwriter or underwriters otherwise agree, the

Company shall not, directly or indirectly, sell, offer, contract or grant any option to sell (including, without limitation, in connection with any short sale), pledge, transfer (other than to Affiliates), establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of any securities of the Company (except as part of such underwritten public offering) during the applicable Hold Back Period.

2.4.                              Registration Procedures.  In connection with the registration obligations of the Company pursuant to and in accordance with Sections 2.1 and 2.2 hereof (and subject to Sections 2.1 and 2.2 hereof), the Company shall use best efforts to effect such registration to permit the sale of Registrable Shares in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Company shall as expeditiously as possible (but subject to Sections 2.1 and 2.2 hereof):

(a)                                  prepare and file with the SEC a Registration Statement for the sale of the Registrable Shares on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate, in accordance with the Demanding Holders’ intended method or methods of distribution thereof, if applicable, and use best efforts to cause such Registration Statement to become effective and remain effective as provided herein;

(b)                                 prepare and file with the SEC such amendments (including post-effective amendments) to such Registration Statement, and such supplements to the related Prospectus, as may be required by the applicable rules, regulations or instructions under the Securities Act during the applicable period, in accordance with the intended methods of disposition specified by the holders of the Registrable Shares covered by such Registration Statement, make generally available earnings statements satisfying the provisions of Section 11(a) of the Securities Act (provided that the Company shall be deemed to have complied with this clause if it has complied with Rule 158 under the Securities Act), and cause the related Prospectus as so supplemented to be filed pursuant to Rule 424 under the Securities Act, if necessary; provided, however, that before filing a Registration Statement or Prospectus, or any amendments or supplements thereto (other than reports required to be filed by it under the Exchange Act), the Company shall furnish to the holders of Registrable Shares covered by such Registration Statement and each counsel for such holders and each managing underwriter, if any, for review and comment, copies of all documents required to be filed;

(c)                                  notify the holders of any Registrable Shares covered by such Registration Statement promptly and (if requested) confirm such notice in writing, (i) when a Registration Statement, Prospectus or Prospectus supplement or pre-effective or post-effective amendment thereto has been filed, and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC for amendments or supplements to such Registration Statement or the related Prospectus or for additional information regarding such holders, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings for that purpose, (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose and (v) at any time when a prospectus is required to be delivered under the Securities Act, of the happening of any event that requires the making of any changes in such Registration Statement, Prospectus or documents incorporated or deemed incorporated therein by reference so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

(d)                                 use its best efforts to obtain the withdrawal of any order suspending the effectiveness of such Registration Statement, or the lifting of any suspension of the qualification or exemption from qualification of any Registrable Shares for sale in any jurisdiction in the United States;

(e)                                  furnish to the holder of any Registrable Shares covered by such Registration Statement, each counsel for such holders and each managing underwriter, if any, without charge, one conformed copy of such Registration Statement, as declared effective by the SEC, and of each post-effective amendment thereto, in each case including financial statements and schedules and all exhibits and reports incorporated or deemed to be incorporated therein by reference; and deliver, without charge, such number of copies of the preliminary prospectus, any amended preliminary prospectus, each final Prospectus and any post-effective amendment or supplement thereto, as such holder may reasonably request in order to facilitate the disposition of the Registrable Shares of such holder covered by such Registration Statement in conformity with the requirements of the Securities Act;

(f)                                    prior to any public offering of Registrable Shares covered by such Registration Statement, use best efforts to register or qualify such Registrable Shares for offer and sale under the securities or Blue Sky laws of such jurisdictions as the holders of such Registrable Shares shall reasonably request in writing; provided, however, that the Company shall in no event be required to qualify generally to do business as a foreign corporation in any jurisdiction where it is not at the time so qualified or to execute or file a general consent to service of process in any such jurisdiction where it has not theretofore done so or to take any action that would subject it to general service of process or taxation in any such jurisdiction where it is not then subject;

(g)                                 upon the occurrence of any event contemplated by Section 2.4(c)(v) above, prepare a supplement or post-effective amendment to such Registration Statement or the related Prospectus or any document incorporated or deemed to be incorporated therein by reference and file any other required document so that, as thereafter delivered to the purchasers of the Registrable Shares being sold thereunder (including upon the termination of any Delay Period), such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(h)                                 use its best efforts to cause all Registrable Shares covered by such Registration Statement to be listed on each securities exchange, if any, on which securities of the same class issued by the Company are then listed or quoted and, if no such securities are so listed, to be listed on a national securities exchange or the Nasdaq Stock Market and, if listed on the Nasdaq Stock Market, use its best efforts to secure designation of all such Registrable Shares covered by such Registration Statement as “NASDAQ Securities” within the meaning of Rules 11Aa2-1 and 11Aa3-1 promulgated under the Exchange Act or, failing that, to secure Nasdaq Stock Market authorization for such Registrable Shares and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Shares with the NASD;

(i)                                     on or before the effective date of such Registration Statement, provide the transfer agent of the Company for the Registrable Shares with printed certificates for the Registrable Shares covered by such Registration Statement, which are in a form eligible for deposit with The Depository Trust Company;

(j)                                     make available for inspection by any holder of Registrable Shares included in such Registration Statement, any underwriter participating in any offering pursuant to such Registration Statement, and any attorney, accountant or other agent retained by any such holder or underwriter (collectively, the “Inspectors”), all financial and other records and other information, pertinent corporate documents and properties of any of the Company and its subsidiaries and Affiliates (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibilities; provided, however, that the Records that the Company determines, in good faith, to be confidential and which it notifies the Inspectors in writing are confidential shall not be disclosed to any Inspector unless, upon the reasonable request of the Company, such Inspector signs a confidentiality agreement reasonably satisfactory to the Company (which confidentiality agreement shall permit the disclosure of such Records in the instances described in subclauses (i) and (ii) of this sentence) or either (i) the disclosure of such Records in such Registration Statement or the related Prospectus is necessary to avoid or correct a material misstatement in or material omission from such Registration Statement or Prospectus or (ii) the release of such Records, if such release is ordered pursuant to a subpoena or other order from a court of competent jurisdiction; provided further, however, that (A) any decision regarding the disclosure of information pursuant to subclause (i) shall be made only after consultation with counsel for the applicable Inspectors and the Company and (B) with respect to any release of Records pursuant to subclause (ii), each holder of Registrable Shares agrees that it shall, promptly after learning that disclosure of such Records is sought in a court having jurisdiction, give notice to the Company so that the Company, at the Company’s expense, may undertake appropriate action to prevent disclosure of such Records; and

(k)                                  if such offering is an underwritten offering, enter into such agreements (including an underwriting agreement in form, scope and substance as is customary in underwritten offerings) and take all such other appropriate and reasonable actions requested by the managing underwriters or the holders of the Registrable Shares being sold in connection therewith) in order to expedite or facilitate the disposition of such Registrable Shares, and in such connection, (i) cause its counsel to provide opinions and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriters and counsel to the holders of the Registrable Shares being sold), addressed to each holder of Registrable Shares covered by such Registration Statement and each of the underwriters as to the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such counsel and underwriters, (ii) cause its independent certified public accountants to provide “cold comfort” letters and updates thereof (and, if necessary, any other independent certified public accountants of any subsidiary of the Company or of any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement), addressed to each selling holder of Registrable Shares covered by the Registration

Statement (unless such accountants shall be prohibited from so addressing such letters by applicable standards of the accounting profession) and each of the underwriters, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters in connection with underwritten offerings and (iii) if requested and if an underwriting agreement is entered into, provide indemnification provisions and procedures reasonably requested by such underwriters.  The above shall be done at each closing under such underwriting or similar agreement, or as and to the extent required thereunder.  The Company may require each holder of Registrable Shares covered by a Registration Statement to furnish such information in writing regarding such holder and such holder’s intended method of disposition of such Registrable Shares as it may from time to time reasonably request in writing.  If any such information is not furnished by a holder of Registrable Shares within a reasonable period of time after receipt of such request, the Company may exclude such holder’s Registrable Shares from such Registration Statement.  Each holder of Registrable Shares covered by a Registration Statement agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.4(c)(ii), 2.4 (c)(iii), 2.4 (c)(iv) or 2.4 (c)(v) hereof, that such holder shall forthwith discontinue disposition of any Registrable Shares covered by such Registration Statement or the related Prospectus until receipt of the copies of the supplement or amendment to such Prospectus or any document incorporated or deemed to be incorporated therein by reference, contemplated by Section 2.4 (g) hereof, or until such holder is advised in writing by the Company that the use of the applicable Prospectus may be resumed (such period during which disposition is discontinued being an “Interruption Period”) and, if requested by the Company, the holder shall deliver to the Company (at the expense of the Company) all copies then in its possession, other than permanent file copies then in such holder’s possession, of the Prospectus covering such Registrable Shares at the time of receipt of such request.  Each holder of Registrable Shares covered by a Registration Statement further agrees not to utilize any material other than the applicable current preliminary prospectus or Prospectus in connection with the offering and/or sale of such Registrable Shares.

2.5.                              Registration Expenses.  Whether or not any Registration Statement is filed or becomes effective, the Company shall pay all costs, fees and expenses incident to the Company’s performance of or compliance with this Agreement, including (i) all registration and filing fees, including NASD filing fees, (ii) all fees and expenses of compliance with securities or Blue Sky laws, including reasonable fees and disbursements of counsel in connection therewith, (iii) printing expenses (including expenses of printing certificates for Registrable Shares and of printing prospectuses if the printing of prospectuses is requested by the holders of the Registrable Shares being sold or the managing underwriter, if any), (iv) messenger, telephone and delivery expenses, (v) fees and disbursements of counsel for the Company, (vi) fees and disbursements of all independent certified public accountants of the Company (including expenses of any “cold comfort” letters required in connection with this Agreement) and all other persons retained by the Company in connection with such Registration Statement, (vii) reasonable fees and disbursements of one counsel for the holders of Registrable Shares included in such Registration, (viii) fees and disbursements of underwriters customarily paid by the issuers or sellers of securities and (ix) all other costs, fees and expenses incident to the Company’s performance or compliance with this Agreement.  Notwithstanding the foregoing, any discounts, commissions or brokers’ fees or fees of similar securities industry professionals and any transfer taxes relating to the disposition of the Registrable Shares by a Stockholder, will be payable by such Stockholder and the Company will have no obligation to pay any such amounts.

2.6.                              Underwriting Requirements.

(a)                                  Subject to Section 2.6(b) hereof, the Demanding Holders shall have the right, by written notice, to require that any Demand Registration provide for an underwritten offering.

(b)                                 In the case of any underwritten offering pursuant to a Demand Registration, Demanding Holders (acting by decision of Demanding Holders holding not less than 51% of the shares requested by all Demanding Holders to be included in the applicable Registration Statement) shall select the institution or institutions that shall manage or lead such offering, which institution or institutions shall be reasonably satisfactory to the Company and to holders of a majority of the Registrable Shares to be included in such offering, other than the Demanding Holders.  In the case of any underwritten offering pursuant to a Piggyback Registration in connection with a public offering of Shares for the account of the Company, the Company shall select the institution or institutions that shall manage or lead such offering.  No holder of Registrable Shares shall be entitled to participate in an underwritten offering unless and until such holder has entered into an underwriting or other agreement with such institution or institutions for such offering in such form as the Company and such institution or institutions shall determine and such holder completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such agreements.

(c)                                  Each holder of Registrable Shares participating in a Registration shall supply in writing such information as the Demanding Holders or the underwriters (or the Company as set forth in Section 2.4(k) hereof) reasonably request in writing.

2.7.                              Additional Registration Rights.

(a)                                  As of the date hereof , the Company has no outstanding registration rights held by any of the holders of the Company’s outstanding securities other than those as set forth on Schedule 2.7(a).

(b)                                 The Company shall not, without the consent of the holders of at least 51% of the Registrable Shares, grant to any other Person any demand registration rights or any piggyback registration rights which have priority over or are otherwise inconsistent with the registration rights granted pursuant to this Agreement.

2.8.                              Transferability of Registration Rights.  The registration rights set forth in this Agreement are transferable to each transferee of Registrable Shares who receives any Registrable Shares, subject to compliance with any transfer restrictions contained in any agreement with the Company. Each subsequent holder of Registrable Shares must consent in writing to be bound by the terms and conditions of this Agreement in order to acquire the rights granted pursuant to this Agreement.

2.9.                              Blackout Rights.  Following the effective date of any registration statement filed pursuant to Article 2 of this Agreement, the Company shall be entitled, from time to time, to notify the Stockholders to discontinue offers or sales of shares pursuant to such registration statement for Registrable Shares for the period of time stated in the written notice (the “Blackout Notice”), if the Company determines, in its reasonable business judgment, that the disclosure required in connection with the offers and sales of the Registrable Shares could materially damage the Company’s ability to successfully complete an acquisition, corporate reorganization, securities offering or other voluntary transaction undertaken by the Company (which information the Company would not be required to disclose at such time other than in connection with the Stockholders’ registration statement) that is material to the Company.  The time period for which the Stockholders must discontinue offers or sales of shares pursuant to a Blackout Notice shall be for any period the Company reasonably believes is necessary, and if, the Company is unable to determine the duration of such period at the time the Blackout Notice is issued, the Blackout Notice may state that the period extends “until the Stockholders are otherwise notified by the Company;” provided, that the Blackout Notice (together with all other Blackout Notices) may not exceed more than ninety (90) days within any 12-month period.  The Blackout Notice shall be signed by an authorized officer of the Company and shall certify the Company’s determination.  The Stockholders agree that, upon receipt of a Blackout Notice, they shall discontinue offers or sales of Registrable Shares pursuant to any such registration statement for the period of time stated in the Blackout Notice.

SECTION 3                                   INDEMNIFICATION.

3.1.                              Indemnification by the Company.  The Company shall, without limitation as to time, indemnify and hold harmless, to the full extent permitted by law, each holder of Registrable Shares whose Registrable Shares are covered by a Registration Statement or Prospectus, the shareholders, members, partners, officers, directors and agents and employees of each of them, each Person who controls each such holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the shareholders, members, partners, officers, directors, agents and employees of each such controlling Person, to the fullest extent lawful, from and against any and all losses, claims, damages, liabilities, judgments, costs (including, without limitation, costs of investigation, preparation and reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in such Registration Statement or Prospectus or any amendment or supplement thereto, or any preliminary prospectus, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstance under which they were made) not misleading, except insofar as the same are based upon (x) information furnished in writing to the Company by or on behalf of such holder expressly for use therein, or (y) such holder’s failure to deliver a copy of the final Prospectus to the Persons asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to written confirmation of the Registrable Shares to such Person, if such holder was timely provided with a sufficient number of copies of such final Prospectus and such statement, omission or alleged omission was corrected in such final Prospectus.

3.2.                              Indemnification by Stockholders.  In connection with any Registration Statement in which a Stockholder is participating, such Stockholder shall, without limitation as to time, indemnify and hold harmless, to the full extent permitted by law, the Company, the other Stockholder, and their respective shareholders, members, partners, directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) and the shareholders, members, partners, directors, officers, agents or employees of such controlling Persons, from and against any and all

Losses arising out of or based upon any untrue or alleged untrue statement of a material fact contained in such Registration Statement or the related Prospectus or any amendment or supplement thereto, or any preliminary prospectus, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstance under which they were made) not misleading, to the extent, but only to the extent, that such untrue or alleged untrue statement or omission or alleged omission is based upon any information furnished in writing by or on behalf of such Stockholder to the Company expressly for use in such Registration Statement or Prospectus.  Each Stockholder’s indemnity obligations under this Section 3 shall be limited to the total sales proceeds (net of all underwriting discounts and commissions) actually received by such Stockholder in connection with the applicable offering.

3.3.                              Conduct of Indemnification Proceedings.  If any Person shall be entitled to indemnity hereunder (hereinafter an “indemnified party”), such indemnified party shall give prompt notice to the party from which such indemnity is sought (hereinafter the “indemnifying party”) of any claim or of the commencement of any proceeding with respect to which such indemnified party seeks indemnification or contribution pursuant hereto; provided, however, that the delay or failure to so notify the indemnifying party shall not relieve the indemnifying party from any obligation or liability except to the extent that the indemnifying party has been prejudiced by such delay or failure. The indemnifying party shall have the right, exercisable by giving written notice to an indemnified party promptly after the receipt of written notice from such indemnified party of such claim or proceeding, to assume, at the indemnifying party’s expense, the defense of any such claim or proceeding, with counsel reasonably satisfactory to such indemnified party; provided, however, that (i) an indemnified party shall have the right to employ separate counsel in any such claim or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (1) the indemnifying party agrees to pay such fees and expenses; (2) the indemnifying party fails promptly to assume the defense of such claim or proceeding or fails to employ counsel reasonably satisfactory to such indemnified party; or (3) the named parties to any proceeding (including impleaded parties) include both such indemnified party and the indemnifying party, and such indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it that are inconsistent with those available to the indemnifying party or that a conflict of interest is likely to exist among such indemnified party and any other indemnified parties (in which case the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party); and (ii) subject to clause (i)(3) above, the indemnifying party shall not, in connection with any one such claim or proceeding or separate but substantially similar or related claims or proceedings in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one firm of attorneys (together with appropriate local counsel) at any time for all of the indemnified parties, or for fees and expenses that are not reasonable.  Whether or not such defense is assumed by the indemnifying party, such indemnified party shall not be subject to any liability for any settlement made without its consent.  The indemnifying party shall not consent to entry of any judgment or enter into any settlement without the consent of the indemnified party unless (x) there is no finding or admission of any violation of any rights of any Person and no effect on any other claims that may be made against the indemnified party, (y) the sole relief provided is monetary damages that are paid in full by the indemnifying party and (z) such judgment or settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release, in form and substance reasonably satisfactory to the indemnified party, from all liability in respect of such claim or litigation for which such indemnified party would be entitled to indemnification hereunder.

3.4.                              Contribution.  If the indemnification provided for in this Section 3 is unavailable to an indemnified party in respect of any Losses (other than in accordance with its terms), then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations.  The relative fault of such indemnifying party, on the one hand, and indemnified party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission.  The amount paid or payable by a party as a result of any Losses shall be deemed to include any legal or other fees or expenses incurred by such party in connection with any investigation or proceeding.  The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 3.4 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to above.  Notwithstanding the provisions of this Section 3.4, an indemnifying party that is a Stockholder shall not be required to contribute any amount which is in excess of the amount by which the total proceeds (net of all underwriting discounts and commissions) received by such Stockholder from the sale of the Registrable Shares sold by such Stockholder in the applicable offering exceeds the amount of any damages that such indemnifying party has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

SECTION 4                                   MISCELLANEOUS

4.1.                              Rules 144 and 144A.  The Company will use best efforts to file any reports required to be filed by it under the Securities Act and the Exchange Act and will make and keep current public information regarding the Company available so as to enable holders of Registrable Shares to sell such Registrable Shares (i) without registration under the Securities Act within the limitation of the exemptions provided by (A) Rules 144 and 144A under the Securities Act, as each such Rule may be amended from time to time or (B) any similar rule or rules hereafter adopted by the SEC, so long as the exemptions provided for in such Rules would otherwise be available to such holders at such time and/or (ii) pursuant to a registration statement on Form S-3) (or any similar or successor forms thereto).  Upon the request of any such holder, the Company will forthwith deliver to such holder a written statement as to whether it has complied with the reporting requirements of Rules 144 and 144A or whether it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (or any similar or successor forms thereto).

4.2.                              Termination.  This Agreement and the obligations of the Company and the Stockholders (other than Section 3 hereof) shall terminate on the first date on which no Registrable Shares remain outstanding.

4.3.                              Notices.  Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, if by hand delivery, upon receipt, if sent by nationally recognized overnight courier service, one day after deposit with such, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid.  All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

If to CityNet:

CityNet Telecommunications, Inc.

8405 Colesville Road

6th Floor

Silver Spring, Maryland 20910

Attention:  General Counsel

Facsimile:  301-608-8121

With a copy to:

McDermott, Will & Emery

50 Rockefeller Plaza

New York, NY 10020

Attention:  Mark Selinger

Facsimile:  212-547-5444

If to the Company:

Universal Access Global Holdings Inc.

233 S. Wacker Drive, Suite 600

Chicago, IL 60606

Attention:  Scott Fehlan

Facsimile: 312-660-1290

With a copy to:

Shefsky & Froelich Ltd.

444 N. Michigan Avenue, Suite 2500

Chicago, IL 60611

Attention: Michael J. Choate

Facsimile: 312-527-5921

If to a Stockholder other than CityNet, the address of such Stockholder in the records of the Company.

Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representative.

4.4.                              Severability.  If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

4.5.                              Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, devisees, legatees, legal representatives, successors and assigns.

4.6.                              No Third Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto, their respective successors or assigns and any other holder of Registrable Shares, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Section 3.

4.7.                              Entire Agreement.  This Agreement is complete, reflects the entire agreement of the parties with regard to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings between the parties hereto with respect to the subject matter hereof.

4.8.                              Amendments and Waivers.  Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the Company has obtained the written consent of the holders of a majority of the Registrable Shares.

4.9.                              Captions and Gender.  The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof.  The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

4.10.                        Execution in Counterparts.  For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

4.11.                        Specific Performance.  Each of the parties hereto acknowledge and agree that the other would be irreparably damaged in the event any of the provisions of this Agreement were not performed by the other in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that each party shall be entitled to an injunction or injunctions to redress the breaches of this Agreement and to specifically enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which such party may be entitled at law or in equity.

4.12.                        Governing Law.  This Agreement shall be construed under and governed by the internal laws of the state of Delaware without regard to its conflict of laws provisions.

4.13.                        Consent to Jurisdiction; Waiver of Jury Trial.  Each of the parties hereby agrees that any dispute among them or any claim, suit or proceeding arising under this Agreement shall be brought before the federal or state courts sitting in Delaware, and hereby consents to personal jurisdiction, service of process and venue in the federal or state courts of Delaware for such claim, suit or proceeding, or in the case of a third party claim subject to indemnification hereunder, in the court where such claim is brought.

BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON, THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING APPLICABLE LAWS.  THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH OF THE PARTIES WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT.

4.14.                        Calculation of Time Periods.  Except as otherwise indicated, all periods of time referred to herein shall include all Saturdays, Sundays and holidays; provided, however, that if the date to perform the act or give any notice with respect to this Agreement shall fall on a day other than a Business Day, such act or notice may be timely performed or given if performed or given on the next succeeding Business Day.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date set forth above by their duly authorized representative.

UNIVERSAL ACCESS GLOBAL HOLDINGS INC.

By:	/S/ Randall R. Lay
Name: Randall R. Lay
Title: President and Chief Executive Officer

CITYNET TELECOMMUNICATIONS, INC.

By:	/S/ Emilio Pardo
Name: Emilio Pardo
Title: Chief Executive Officer

EXHIBIT A

FORM OF JOINDER AGREEMENT

AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), dated as of [                ,      ], 2003, is made by [INSERT JOINING PARTY] (the “Joining Party”).

RECITALS:

WHEREAS, pursuant to that certain Registration Rights Agreement (the “RRA”), dated as of [                ,      ], 2003, a copy of which is attached hereto as Appendix 1, by and between Universal Access Global Holdings Inc. (the “Company”), CityNet Telecommunications, Inc. and each signatory to a Joinder Agreement in the form hereof, the Company has agreed to grant to the Stockholders certain rights to have their Registrable Shares registered under the Securities Act (capitalized terms used herein without definition shall have the meanings assigned to such terms in the RRA); and

WHEREAS, the Joining Party wishes to purchase securities of the Company in accordance with the terms and conditions set forth in the RRA.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

1.                                       Joinder to Registration Rights Agreement.  The Joining Party hereby joins in the RRA and agrees to be bound thereunder as if the Joining Party were an original party thereto.

2.                                       Entire Agreement.  The Joining Party hereby acknowledges that this Agreement and the RRA embody the entire agreement and understanding of the Joining Party and the other parties to the RRA in respect of the subject matter contained herein or therein. There are no agreements, representatives, warranties or covenants other than those expressly set forth herein or therein.  This Agreement and the RRA supersede all prior agreements and understandings between the parties hereto, whether written or oral, express or implied, with respect to such subject matter herein or therein.

3.                                       Severability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

4.                                       Binding Effect.  This Agreement shall take effect as of the date and year first above written and shall be binding upon the parties hereto and shall be binding on their respective heirs, executors, administrators, personal representatives, successors and assigns, as the case may be.  The parties hereto may not assign or transfer any of their rights or obligations under this Agreement.

5.                                       Governing Law. This Agreement shall be construed under and governed by the internal laws of the state of Delaware without regard to its conflict of laws provisions.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date set forth above by its duly authorized representative.

[JOINING PARTY]

By:
Name:
Title: